Exhibit 99.1

Innovative Industrial Properties Reports First Quarter 2019 Results

Acquisitions Drive 146% Q1 Rental Revenue, 444% Q1 Net Income and 275% Q1 AFFO Growth Year-over-Year

SAN DIEGO, CA – May 8, 2019 – Innovative Industrial Properties, Inc. ("IIP"), the first and only real estate company on the New York Stock Exchange (NYSE: IIPR) focused on the regulated U.S. cannabis industry, announced today results for the quarter ended March 31, 2019, the ninth full quarter since IIP commenced real estate operations and completed its initial public offering in December 2016.

Year-to-Date 2019 Highlights

Financial Results and Financing Activity

•	IIP generated rental revenues of approximately $6.6 million in the quarter, representing a 146% increase from the prior year's first quarter.
•	IIP recorded net income available to common stockholders of approximately $3.3 million for the quarter, or $0.33 per diluted share, and adjusted funds from operations ("AFFO") of approximately $5.3 million, or $0.54 per diluted share. AFFO represented an increase of 275% from the prior year's first quarter.
•	IIP paid its eighth consecutive quarterly dividend of $0.45 per share on April 15, 2019 to common stockholders of record as of March 29, 2019, representing an approximately 29% increase from IIP's fourth quarter 2018 dividend and an 80% increase over the first quarter 2018's dividend.
•	IIP's operating partnership subsidiary (the "Operating Partnership") completed a private offering of $143.75 million aggregate principal amount of 3.75% exchangeable senior notes due 2024 (the "Exchangeable Senior Notes"), which includes the exercise in full of the initial purchasers' option to purchase additional Exchangeable Senior Notes, resulting in net proceeds of approximately $138.6 million.

Investment Activity

•	In February, IIP acquired a 43,000 square foot industrial property in California and entered into a long-term triple-net lease with an experienced operator, which intends to operate the facility for cannabis cultivation upon completion of redevelopment, with IIP's total investment in the acquisition and redevelopment of the property expected to be approximately $11.5 million (excluding transaction costs).
•	In March, IIP acquired a property in Ohio and entered into a long-term triple-net lease with a subsidiary of PharmaCann LLC ("PharmaCann") for two industrial and greenhouse facilities that are expected to comprise a total of 58,000 square feet upon completion of development, with IIP's total investment in the acquisition and development of the property expected to be $20.0 million (excluding transaction costs).
•	In April, IIP acquired five industrial properties in southern California totaling approximately 102,000 square feet for approximately $27.1 million in the aggregate (excluding transaction costs), and entered into a long-term triple-net lease for each of those properties with a licensed operator.
•	In April, IIP acquired a 51,000 square foot industrial property in Pennsylvania and entered into a long-term triple-net lease with Maitri Genetics, LLC ("Maitri"), which intends to operate the facility for medical-use cannabis cultivation and processing upon completion of redevelopment, with IIP's total investment in the acquisition and redevelopment of the property expected to be approximately $16.3 million (excluding transaction costs).

Portfolio Update

Since January 1, 2019, IIP has acquired eight properties in three states, representing an aggregate investment of approximately $74.8 million, which includes committed capital that IIP expects to deploy for the completion of development, redevelopment or tenant improvements at certain properties. IIP entered into new tenant relationships with Maitri and two licensed operators in California, while expanding its tenant relationship with PharmaCann as PharmaCann continues to execute on its multi-state growth initiatives.

As of May 7, 2019, IIP owned 19 properties that were 100% leased to state-licensed medical-use cannabis operators and comprising an aggregate of approximately 1.3 million rentable square feet (including approximately 210,000 rentable square feet under development/redevelopment) in Arizona, California, Colorado, Illinois, Maryland, Massachusetts, Michigan, Minnesota, New York, Ohio and Pennsylvania, with a weighted-average remaining lease term of approximately 15.2 years. As of May 7, 2019, IIP had invested $198.3 million in the aggregate (excluding transaction costs) and had committed an additional $43.9 million to reimburse certain tenants and sellers for completion of construction and tenant improvements at IIP's properties. As of May 7, 2019, IIP's average current yield on invested capital was approximately 14.8% for these 19 properties, calculated as the sum of the initial base rents, supplemental rent (with respect to the lease with PharmaCann at one of IIP's New York properties) and property management fees (after the expiration of applicable base rent abatement periods), divided by IIP's aggregate investment in these properties (excluding transaction costs and including the aggregate potential tenant and seller reimbursements of $43.9 million).

Financing Activity

In February 2019, the Operating Partnership issued the Exchangeable Senior Notes in a private offering. The Exchangeable Senior Notes are senior unsecured obligations of the Operating Partnership, are fully and unconditionally guaranteed by IIP and the Operating Partnership's subsidiaries and are exchangeable for cash, shares of IIP common stock, or a combination of cash and shares of IIP common stock, at the Operating Partnership's option, at any time prior to the close of business on the second scheduled trading day immediately preceding the stated maturity date. The initial exchange rate for the Exchangeable Senior Notes is 14.37298 shares of IIP common stock per $1,000 principal amount of the Exchangeable Senior Notes and the initial exchange price is approximately $69.575 per share of IIP common stock. The initial exchange rate and initial exchange price are subject to adjustment in certain circumstances. The Exchangeable Senior Notes will pay interest semiannually at a rate of 3.75% per annum and will mature on February 21, 2024, unless earlier exchanged or repurchased in accordance with their terms. The Operating Partnership will not have the right to redeem the Exchangeable Senior Notes prior to maturity, but may be required to repurchase the Exchangeable Senior Notes from holders under certain circumstances. IIP expects to use the net proceeds from the offering to invest in specialized industrial real estate assets that support the regulated medical-use cannabis cultivation and processing industry and for general corporate purposes.

Financial Results

IIP generated rental revenues of approximately $6.6 million for the three months ended March 31, 2019, compared to approximately $2.7 million for the same period in 2018, an increase of 146%. The increase was driven primarily by the acquisition and leasing of new properties, in addition to contractual rental escalations at certain properties and amendments to certain leases to increase tenant improvement allowances at those properties, which resulted in corresponding increases to base rent.

For the three months ended March 31, 2019, IIP recorded net income available to common stockholders and net income available to common stockholders per diluted share of approximately $3.3 million and $0.33, respectively; funds from operations ("FFO") and FFO per diluted share of approximately $4.5 million and $0.46, respectively; and AFFO and AFFO per diluted share of approximately $5.3 million and $0.54, respectively. First quarter 2019 AFFO and AFFO per diluted share for the quarter increased by approximately 275% and 135% from the prior year period, respectively.

FFO and AFFO are supplemental non-GAAP financial measures used in the real estate industry to measure and compare the operating performance of real estate companies.  A complete reconciliation containing adjustments from GAAP net income available to common stockholders to FFO and AFFO and definitions of terms are included at the end of this release.

Teleconference and Webcast

Innovative Industrial Properties, Inc. will not be conducting a conference call to discuss its first quarter 2019 earnings results, but does expect to conduct a conference call for its second quarter 2019 earnings results.

About Innovative Industrial Properties

Innovative Industrial Properties, Inc. is a self-advised Maryland corporation focused on the acquisition, ownership and management of specialized industrial properties leased to experienced, state-licensed operators for their regulated medical-use cannabis facilities. Innovative Industrial Properties, Inc. has elected to be taxed as a real estate investment trust, commencing with the year ended December 31, 2017. Additional information is available at www.innovativeindustrialproperties.com.

This press release contains statements that IIP believes to be "forward-looking statements" within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements other than historical facts are forward-looking statements. When used in this press release, words such as IIP "expects," "intends," "plans," "estimates," "anticipates," "believes" or "should" or the negative thereof or similar terminology are generally intended to identify forward-looking statements. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, such statements. Investors should not place undue reliance upon forward-looking statements. IIP disclaims any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Innovative Industrial Properties, Inc.

Condensed Consolidated Balance SheetS

(In thousands, except share and per share amounts)

(Unaudited)

Assets	March 31, 2019	December 31, 2018
Real estate, at cost:
Land	$22,563	$20,475
Buildings and improvements	123,927	109,425
Tenant improvements	18,784	14,732
Construction in progress	666	6,298
Total real estate, at cost	165,940	150,930
Less accumulated depreciation	(4,789)	(3,571)
Net real estate held for investment	161,151	147,359
Cash and cash equivalents	59,224	13,050
Short-term investments, net	197,729	120,443
Other assets, net	2,304	614
Total assets	$420,408	$281,466
Liabilities and stockholders' equity
Exchangeable senior notes	$133,196	$―
Tenant improvements and construction funding payable	3,201	2,433
Accounts payable and accrued expenses	1,224	1,968
Dividends payable	4,750	3,759
Rent received in advance and tenant security deposits	9,661	9,014
Total liabilities	152,032	17,174
Commitments and contingencies
Stockholders' equity:
Preferred stock, par value $0.001 per share, 50,000,000 shares authorized: 9.00% Series A cumulative redeemable preferred stock, $15,000 liquidation preference ($25.00 per share), 600,000 shares issued and outstanding at March 31, 2019 and December 31, 2018	14,009	14,009
Common stock, par value $0.001 per share, 50,000,000 shares authorized: 9,806,194 and 9,775,800 shares issued and outstanding at March 31, 2019 and December 31, 2018, respectively	10	10
Additional paid-in capital	265,733	260,540
Dividends in excess of earnings	(11,376)	(10,267)
Total stockholders' equity	268,376	264,292
Total liabilities and stockholders' equity	$420,408	$281,466

Innovative Industrial Properties, Inc.

Condensed Consolidated STATEMENTS OF OPERATIONS

(In thousands, except share and per share amounts)

(Unaudited)

	For the Three Months Ended March 31,
	2019	2018
Revenues:
Rental	$6,576	$2,677
Tenant reimbursements	247	87
Total revenues	6,823	2,764
Expenses:
Property expenses	247	87
General and administrative expense	1,918	1,477
Depreciation expense	1,218	476
Total expenses	3,383	2,040
Income from operations	3,440	724
Interest income	993	221
Interest expense	(792)	―
Net income	3,641	945
Preferred stock dividend	(338)	(338)
Net income available to common stockholders	$3,303	$607
Net income available to common stockholders per share:
Basic	$0.34	$0.10
Diluted	$0.33	$0.09
Weighted average shares outstanding:
Basic	9,664,775	5,883,610
Diluted	9,797,676	6,025,067

Innovative Industrial Properties, Inc.

Condensed Consolidated FFO AND AFFO

(In thousands, except share and per share amounts)

(Unaudited)

The table below is a reconciliation of net income available to common stockholders to FFO and AFFO for the three months ended March 31, 2019 and 2018.

	For the Three Months Ended March 31,
	2019	2018
Net income available to common stockholders	$3,303	$607
Real estate depreciation	1,218	476
FFO available to common stockholders	4,521	1,083
Stock-based compensation	563	330
Non-cash interest expense	208	—
AFFO available to common stockholders	$5,292	$1,413
FFO per share — basic	$0.47	$0.18
FFO per share — diluted	$0.46	$0.18
AFFO per share — basic	$0.55	$0.24
AFFO per share — diluted	$0.54	$0.23
Weighted average shares outstanding — basic	9,664,775	5,883,610
Weighted average shares outstanding — diluted	9,797,676	6,025,067

FFO and FFO per share are operating performance measures adopted by the National Association of Real Estate Investment Trusts, Inc. (“NAREIT”). NAREIT defines FFO as the most commonly accepted and reported measure of a REIT’s operating performance equal to “net income, computed in accordance with accounting principles generally accepted in the United States (“GAAP”), excluding gains (or losses) from sales of property, plus depreciation, amortization and impairment related to real estate properties, and after adjustments for unconsolidated partnerships and joint ventures.”

Management believes that net income, as defined by GAAP, is the most appropriate earnings measurement. However, management believes FFO and FFO per share to be important supplemental measures of a REIT's performance because they provide an understanding of the operating performance of IIP's properties without giving effect to certain significant non-cash items, primarily depreciation expense. Historical cost accounting for real estate assets in accordance with GAAP assumes that the value of real estate assets diminishes predictably over time. However, real estate values instead have historically risen or fallen with market conditions. IIP believes that by excluding the effect of depreciation, FFO and FFO per share can facilitate comparisons of operating performance between periods. IIP reports FFO and FFO per share because these measures are observed by management to also be the predominant measures used by the REIT industry and by industry analysts to evaluate REITs and because FFO per share is consistently reported, discussed, and compared by research analysts in their notes and publications about REITs. For these reasons, management has deemed it appropriate to disclose and discuss FFO and FFO per share.

Management believes that AFFO and AFFO per share are also appropriate supplemental measures of a REIT's operating performance. IIP calculates AFFO by adding to FFO certain non-cash and infrequent or unpredictable expenses which may impact comparability, consisting of non-cash stock-based compensation expense and non-cash interest expense.

IIP's computation of FFO and AFFO may differ from the methodology for calculating FFO and AFFO utilized by other equity REITs and, accordingly, may not be comparable to such REITs. Further, FFO and AFFO do not represent cash flow available for management's discretionary use. FFO and AFFO should not be considered as an alternative to net income (computed in accordance with GAAP) as an indicator of IIP's financial performance or to cash flow from operating activities (computed in accordance with GAAP) as an indicator of IIP's liquidity, nor is it indicative of funds available to fund IIP's cash needs, including IIP's ability to pay dividends or make distributions. FFO and AFFO should be considered only as supplements to net income computed in accordance with GAAP as measures of IIP's operations.

Company Contact:

Catherine Hastings

Chief Financial Officer

Innovative Industrial Properties, Inc.

(858) 997-3332